Exhibit 4.30

STRATEGIC COOPERATION AGREEMENT

between

Deutsche Telekom AG

Friedrich Ebert Allee

53227 Bonn

Germany

(“DTAG”)

represented by T-Com

and

MATAV Rt.,

Hungary

(“MATAV”)

together referred to as “Parties”

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Preamble

1.             MATAV is a company organized under the laws of the Republic of Hungary as a joint stock company that performs telecommunications services in fixed and on-line segment. MATAV provides full scope of telecommunications services in Hungary based on an integrated service approach.

2.             MATAV’s majority owner is Deutsche Telekom (“DTAG”) via MagyarCom Holding and therefore MATAV belongs to the Deutsche Telekom group (“DTAG Group”). DTAG will exercise all of its rights under this Agreement relating to the fixed line segment  through its fixed line branch T-Com.

3.             As MATAV wishes to benefit of T-Com’s expertise in fixed line communications business, MATAV wants T-Com´s support in managing the  fixed line communications business in Hungary and leverage synergies for MATAV and thus create benefits for shareholders of MATAV.

4.             In order to realize this effectively DTAG represented by T-Com and MATAV want to conclude this Strategic Cooperation Agreement

Therefore, the Parties now agree,

§ 1  Assistance in managing the fixed line communications business within MATAV Group through strategic partnership with DTAG

1.             MATAV and T-Com will arrange and coordinate their efforts to guarantee proper and orderly cooperation in the herein stated areas of MATAV fixed line business and any non-mobile business in both strategic and operational area where synergy potential could be achieved by exploiting benefits from DTAG’s knowledge and know-how and applying it to the fixed line telecommunications business performed within MATAV Group.

2.             In order to facilitate the implementation of the Strategic Cooperation Agreement the Parties stated in paragraph 1 of this Article, MATAV and T-Com agree that projects directly relating to T-Coms expertise in the fixed line communications business or other areas and which fall within an area of strategic or operational cooperation stated in this Strategic Cooperation Agreement will be executed with expert assistance of T-Com in the appropriate manner to be agreed between the Parties (e.g. holding bilateral meetings, establishing steering committees, entering into bilateral agreements, etc.) .

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§ 2  Shareholder Rights

1.             The cooperation stated in this  Strategic Cooperation Agreement or any other agreement that shall be signed between the Parties shall not affect the formal decision processes or instruction rights of the shareholders of MATAV as set out in its by-laws (such as its Articles of Association, Board of Directors or MC rules of procedures, if any, and the Internal operational Charter of MATAV) or provided for in the Hungarian law.

2.             The cooperation of the Parties provided for in this Strategic Cooperation Agreement  shall not affect the formal decision making processes/rights/ corporate governance procedures, including instruction rights of Matav in the various subsidiaries.

§ 3 Principles of Cooperation

1.             The Parties will organize their cooperation regarding fixed line and any non-mobile business within MATAV Group according to the following principles:

a)  MATAV performs directly to DTAG consolidated financial reporting in order to meet DTAG standards and additionally in order to meet all Hungarian statutory and tax requirements, IFRS, US GAAP and SOA standards.

In addition, MATAV will provide segment reporting directly to T-Com according to T-Com standards on a partial consolidation basis without MATAV’s subsidiaries, T-Mobil Hungary Rt. and Mobimak, in order to include MATAV into DT’s fixed line communications segment.

b) The budget and the long-term planning for MATAV’s fixed-line business are developed by MATAV bottom-up, reconciled with T-Com and approved by MATAVs Board of Directors as part of the Matav Group Business Plan.

c) DTAG, as the main shareholder of Matáv, will  - pro rata to its stake in Matáv – exercise its right to nominate and elect  suitable board  members (such as  Board of Directors, Supervisory Board ) for MATAV  and advise on their  remuneration). Further on, T-Com will nominate suitable candidates for management positions and advisory positions considered as of strategic importance in the fixed-line business (selection, remuneration, remuneration policy, development & performance appraisal). . Beyond that the targets, remuneration policy and performance appraisal for the company and the Management Committee (if any) members have to be reconciled with T-Com and approved by MATAV’s Board of Directors.

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§ 4 Service Arrangements

1.             In addition to the acknowledged integrated business environment of Matáv T-Com will allow Matáv to learn further international expertise in the fields of fixed line telecommunication services as follows:

a)      T-Com will provide strategic advice and guidelines in development of the domestic and international strategy, the BSC/ Objectives and in Branding Issues.

b)      T-Com will provide advice and guidelines on basic and fixed line related  (i) IT platforms and applications such as SAP and (ii) billing systems and (iii) processes.

c)      T-Com will provide advice and guidance on (i) network strategy, (ii) platforms and (iii) procurement .

d)      T-Com will provide advice and guidelines on marketing and sales, such as product development, innovations and distribution strategy .

e)     T-Com  will provide advice and guidance on various reporting schemes (such as segment- based reporting, flash reports, controlling reports, accounting report etc.) according to DTAG standards. Thereby T-Com will ensure harmonisation at division level and provide advice and guidelines for (i) Mid Term Planning, (ii) Budgeting and (iii) Treasury.

f)      DTAG will provide advice and guidance on special human resources items, such as (i) DT Group leadership tools, (ii) know how transfer.

2.             The terms and conditions, and the form of co-operation on the above fields shall be further defined as needed between the Parties (e.g. holding bilateral meetings, establishing steering committees, entering into bilateral agreements, etc.).

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§ 5 Duration

1.             This Strategic Cooperation Agreement shall come into force on January  1, 2005 and initially run until December 31, 2005. Thereafter it will automatically be extended by one year at a time unless terminated with three months’ advance notice, to become effective at the end of a calendar year.

2.             The right of each contracting party to terminate the Strategic Cooperation Agreement for good cause shall remain unaffected thereby.

3.             The Parties are required to return any and all documents and materials relating to the shareholding concerned, and all copies of such materials, upon termination of the Strategic Cooperation Agreement .

§  6 Confidentiality

The Parties will keep secret any and all confidential knowledge and materials acquired while performing its responsibilities, subject to any statutory disclosure and information requirements.

§  7 Final provisions

1.             This  Strategic Cooperation Agreement  shall be governed by and construed in accordance with the laws of the Republic of Hungary. All disputes arising out of or in connection with the present contract shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. Venue of the Arbitration shall be Vienna.

2.             Any changes and amendments to this Strategic Cooperation Agreement  must be made in writing in order to be valid. The same applies for the waiver of the written-form requirement.

3.             Should individual provisions of this  Strategic Cooperation Agreement be or become invalid or unenforceable, or should the Strategic Cooperation Agreement  contain an omission, this shall not affect the validity of the remaining provisions. In the place of the invalid provision, such provision shall be deemed to have been agreed as corresponds to the purpose of the invalid or unenforceable provision. In the event of

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omissions, such provision shall be deemed to have been agreed on which corresponds to what would reasonably have been considered from the outset in accordance with the intention and purpose of this Strategic Cooperation Agreement. In the event of any discrepancy between the terms of this Strategic Cooperation Agreement and Hungarian legislation or the by-laws of Matáv the Hungarian laws or by-laws of Matáv shall prevail.

4.             The Parties agree that they will only act and exercise any of its rights and powers under this Strategic Cooperation Agreement if such an action or exercise serves the best business interest of Matáv or adds value to its business results or operating environment.

Budapest, 15th of  December,  2004

on behalf of T-Com:	on behalf of Matáv Rt:

Dr. Ralph Rentschler	Elek Straub
Member of the Board of Management T-Com	Chairman of the Board

Horst Hermann	Dr. Klaus Hartmann
Senior Executive Vice President	Member of the Board

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